Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Icahn Enterprises L.P. and Icahn Enterprises Finance Corp. of our reports dated March 14, 2013, with respect to the consolidated balance sheet of CVR Energy, Inc. and subsidiaries as of December 31, 2012 and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the period from May 5, 2012 to December 31, 2012, and the effectiveness of internal control over financial reporting of CVR Energy, Inc. and subsidiaries as of December 31, 2012, which reports appear in the Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. joint annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 14, 2013 and the joint Form 8-K dated September 25, 2013, and to the reference to our firm under the caption “Experts" in the prospectus.

/s/ KPMG LLP

Houston, Texas
September 25, 2013